As filed with the Securities and Exchange Commission on May 11, 2017
Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Triple-S Management Corporation
(Exact Name of Registrant as Specified in Its Charter)
Puerto Rico		66-0555678
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification Number)
1441 F.D. Roosevelt Avenue San Juan, Puerto Rico 00920 (787) 749-4949
(Address of Principal Executive Offices)

TRIPLE-S MANAGEMENT CORPORATION 2017 INCENTIVE PLAN
(Full Title of the Plan)

Roberto García-Rodríguez
President and Chief Executive Officer
1441 F.D. Roosevelt Avenue
San Juan, Puerto Rico 00920
(787) 749-4949
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Jean M. McLoughlin
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
(212) 450-4000

CALCULATION OF REGISTRATION FEE
Title Of Each Class Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee(3)
Class B Common Stock, par value $1.00, to be issued under the Triple-S Management Corporation 2017 Incentive Plan	1,965,000	$18.13 (²)	$35,625,450.00 (²)	$4,128.99
Total Shares	1,965,000		$35,625,450.00	$4,128.99

(1)
This Registration Statement on Form S-8 (the “Registration Statement”) covers shares of Class B Common Stock (“Common Stock”) of Triple‑S Management Corporation (the “Company” or the “Registrant”) (i) issuable pursuant to the Triple-S Management Corporation 2017 Incentive Plan (the “Plan”) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, or other similar transaction.

(2)
Estimated pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, solely for the purpose of computing the registration fee.  The maximum price per Security and the maximum aggregate offering price are based on the average of the $18.26 (high) and $18.00 (low) sale price of the Registrant’s Common Stock as reported on the New York Stock Exchange on May 8, 2017, which date is within five business days prior to filing this Registration Statement   This includes shares of Common Stock to be issued upon settlement of restricted stock units granted and outstanding under the Plan.

(3)	Rounded up to the nearest penny.

PART I

The information specified in Item 1 and Item 2 of Part I of the Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Registration Statement. The documents containing the information specified in Part I will be delivered to the participants in the Plans as required by Rule 428(b)(1).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a)    The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (File No. 001-33865), filed with the Commission on March 10, 2017;

(b)    The Company’s Quarterly Report on Form 10-Q filed pursuant to Section 13 or 15(d) of the Exchange Act on May 9, 2017 (File No. 001-33865);

(c)    The Company’s current report on Form 8-K filed on May 2, 2017 (File No. 001-33865); and

(d)    The description of the Company’s capital stock, which is contained in the Registration Statement on Form 8-A (File No. 001-33865), filed on December 3, 2007 pursuant to Section 12(g) of the Exchange Act, including any amendments or supplements thereto;

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

The Puerto Rico General Corporation Law (GCLPR) contains detailed and comprehensive provisions providing for indemnification of directors and officers of Puerto Rico corporations against reasonable expenses, judgments, fines and settlements in connection with litigation. Under the GCLPR, such indemnification is available if it is determined that the proposed indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In actions brought by or in the right of us, such indemnification is limited to reasonable expenses (including attorneys’ fees) actually and reasonably incurred in the defense or settlement of such action if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests. No indemnification, however, shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to us unless and only to the extent that the Puerto Rico Court of First Instance or the court in which the action was brought determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that the proposed indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding (or any claim, issue or matter therein), he or she must be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

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Article EIGHTH of our Amended and Restated Articles of Incorporation provide as follows:

A.
The Corporation shall be required, to the maximum extent permitted by the GCLPR, to indemnify each of its directors, officers and employees and any director, officer or employee who is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising due to the fact that any such person is or was a director, an officer or an employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise.

B.
The Corporation may, in its absolute discretion, up to the maximum extent permitted by the GCLPR, indemnify each person who is not required to be indemnified under Section A above against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that any such person is or was serving or has agreed to serve the Corporation in any capacity, other than as a director, officer or employee, to the extent that the Corporation is required or permitted to indemnify directors, officers or employees under Section A above.

C.
The Corporation shall indemnify any director, officer, employee, or other agent of the Corporation against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that any such person is or was a trustee, investment manager, or other fiduciary under any employee benefit plan of the Corporation.

D.
To the extent permitted by the GCLPR and applicable law, expenses incurred in defending any proceeding in the case described in Sections A and C above shall be advanced (and in the case of Section B may be advanced) by the Corporation prior to the final disposition of such proceeding upon receipt of any undertaking by or on behalf of such person to repay such amount if it shall be determined ultimately that he or she is not entitled to be indemnified by the Corporation. Additionally, the Corporation shall reimburse attorneys’ fees and other reasonable related expenses incurred by any person in enforcing such person’s indemnification rights described in Section A above if it shall ultimately be determined that such person is entitled to such indemnification by the Corporation.

E.
The indemnification and the advancement of expenses provided by this Article EIGHTH shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, these Articles of Incorporation, the Bylaws or any agreement, vote of shareholders or disinterested directors, policy of insurance or otherwise, both as to action in their official capacity and as to action in another capacity while holding their respective offices, and shall not limit in any way any right which the Corporation may have to provide additional indemnification with respect to the same or different persons or classes of persons. The indemnification and advancement of expenses provided by this Article EIGHTH shall continue as to a person who has ceased to serve in a capacity that entitles such person to indemnity under this Article EIGHTH (an “Indemnifiable Capacity”) and shall inure to the benefit of the heirs, executors and administrators of such a person.

F.
Upon resolution passed by the Board of Directors, the Corporation may purchase and maintain insurance on behalf of any person who is or was serving in an Indemnifiable Capacity against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article EIGHTH. Notwithstanding anything in this Article EIGHTH to the contrary: (i) the Corporation shall not be obligated to indemnify any person serving in an Indemnifiable Capacity for any amounts which have been paid directly to such person by any insurance maintained by the Corporation; and (ii) any indemnification provided pursuant to this Article EIGHTH, (A) shall not be used as a source of contribution to, or as a substitute for, or as a basis for recoupment of any payments pursuant to, any indemnification obligation or insurance coverage which is available from any other enterprise, and (B) shall become operative, and payments shall be required to be made thereunder, only in the event and to the extent that the amounts in question have not been fully paid by any indemnification obligation or insurance coverage which is available from any other enterprise.

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G.
The rights granted or created hereby shall be vested in each person entitled to indemnification hereunder as a bargained-for contractual condition of such person’s serving or having served in an Indemnifiable Capacity and, while this Article EIGHTH may be amended or repealed, no such amendment or repeal shall release, terminate or adversely affect the rights of such person under this Article EIGHTH with respect to any act taken or the failure to take any act by such person prior to such amendment or repeal or with respect to any action, suit or proceeding with respect to such act or failure to act filed after such amendment or repeal.

H.
If any provision of this Article EIGHTH or the application of any such provision to any person or circumstance is held invalid, illegal or unenforceable for any reason whatsoever, the remaining provisions of this Article EIGHTH and the application of such provision to other persons or circumstances shall not be affected thereby and, to the fullest extent possible, the court finding such provision invalid, illegal or unenforceable shall modify and construe the provision so as to render it valid and enforceable as against all persons or entities and to give the maximum possible protection to persons subject to indemnification hereby within the bounds of validity, legality and enforceability. Without limiting the generality of the foregoing, if any person who is or was serving in an Indemnifiable Capacity is entitled under any provision of this Article EIGHTH to indemnification by the Corporation for some or a portion of the judgments, amounts paid in settlement, attorneys’ fees, ERISA excise taxes or penalties, fines or other expenses actually and reasonably incurred by any such person in connection with any threatened, pending or completed action, suit or proceeding (including, without limitation, the investigation, defense, settlement or appeal of such action, suit or proceeding), whether civil, criminal, administrative, investigative or appellate, but not, however, for all of the total amount thereof, the Corporation shall nevertheless indemnify such person for the portion thereof to which such person is entitled.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number
4.1
Composite Amended and Restated Articles of Incorporation of Triple-S Management Corporation, (incorporated herein by reference to Exhibit 3(i)(e) to the Company’s Quarterly Report on Form 10-Q for the Quarter Ended March 31, 2017 (File No. 001-33865)).

4.2
Amended and Restated Bylaws of Triple-S Management Corporation, as currently in effect (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 11, 2010 (File No. 001-33865)).

5	Opinion of Pietrantoni Méndez & Alvarez LLC.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of PricewaterhouseCoopers LLP.
23.3	Consent of Pietrantoni Méndez & Alvarez LLC (included in Exhibit 5).
24	Power of Attorney (included in the signature pages hereof).
99.1	Triple-S Management Corporation 2017 Incentive Plan.

Item 9.	Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

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(ii)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)  To include any material information with respect to the Plan not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Triple-S Management Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement for the 2017 Incentive Plan to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Juan, Puerto Rico, on the 11th day of May, 2017.

TRIPLE-S MANAGEMENT CORPORATION

By:	/s/ Roberto García-Rodríguez
Name: Roberto García-Rodríguez
Title: President and Chief Executive Officer

POWER OF ATTORNEY

Know all persons by these presents, that each person whose signature appears below, constitutes and appoints each of Roberto García-Rodríguez, Juan J. Román-Jiménez and Carlos L. Rodríguez-Ramos as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which each of said attorneys-in-fact and agents may deem necessary or advisable in order to enable Triple-S Management Corporation to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any requirements of the Securities and Exchange Commission (the “Commission”) in respect thereof, in connection with the filing with the Commission of this Registration Statement for the 2017 Incentive Plan on Form S-8 under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto each of said attorneys-in-fact and agents full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed this 11th day of May, 2017 by the following persons in the following capacities.

Signature	Title	Date

/s/ Luis A. Clavell-Rodríguez	Director and Chairman of the Board	May 11, 2017
Luis A. Clavell-Rodríguez

/s/ Cari M. Domínguez	Director and Vice-Chairman of the Board	May 11, 2017
Cari M. Domínguez

/s/ Roberto García-Rodríguez	Director and President and Chief Executive Officer	May 11, 2017
Roberto García-Rodríguez

/s/ Juan J. Román-Jiménez	Executive Vice President and Chief Financial Officer	May 11, 2017
Juan J. Román-Jiménez

/s/ David H. Chafey, Jr.	Director	May 11, 2017
David H. Chafey, Jr.

/s/ Jorge L. Fuentes-Benejam	Director	May 11, 2017
Jorge L. Fuentes-Benejam

/s/ Antonio F. Faría-Soto	Director	May 11, 2017
Antonio F. Faría-Soto

/s/ Manuel Figueroa-Collazo	Director	May 11, 2017
Manuel Figueroa-Collazo

/s/ Joseph A. Frick	Director	May 11, 2017
Joseph A. Frick

/s/ Roberto Santa María-Ros	Director	May 11, 2017
Roberto Santa María-Ros

EXHIBIT INDEX

Exhibit Number
4.1
Composite Amended and Restated Articles of Incorporation of Triple-S Management Corporation (incorporated herein by reference to Exhibit 3(i)(e) to the Company’s Quarterly Report on Form 10-Q for the Quarter Ended March 31, 2017 (File No. 001-33865)).

4.2
Amended and Restated Bylaws of Triple-S Management Corporation, as currently in effect (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 11, 2010 (File No. 001-33865)).

5	Opinion of Pietrantoni Méndez & Alvarez LLC.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of PricewaterhouseCoopers LLP.
23.3	Consent of Pietrantoni Méndez & Alvarez LLC (included in Exhibit 5).
24	Power of Attorney (included in the signature pages hereof).
99.1	Triple-S Management Corporation 2017 Incentive Plan.